Exhibit 99.1

ADTRAN Acquires SmartRG—Leading Provider of Connected Home Software Platforms & Cloud Services

Robust portfolio and specialized industry expertise to capitalize on growing global markets and trends

HUNTSVILLE, Ala. -- (December 6, 2018)—ADTRAN, Inc., (NASDAQ:ADTN), the leading provider of next-generation open networking solutions, announced its acquisition today of SmartRG Inc—a pacesetter and accomplished innovator of carrier-class, open-source connected home platforms and cloud services for broadband service providers.

Based in Vancouver, Washington, SmartRG brings long-standing industry leadership and expertise in open-source software development, as well as a comprehensive portfolio of cloud-management, analytics, Wi-Fi-enabled residential gateways and its SmartOS software platform. The company’s executive team and employees will remain in place to ensure a seamless transition and accelerated market share growth, while leveraging ADTRAN’s global reach and resources.

“We are very excited to welcome everyone at SmartRG—a growing and profitable enterprise—and look forward to their contributions to our team,” ADTRAN Sr. Vice President of Technology and Strategy Jay Wilson said. “SmartRG’s expansive customer base exemplifies its market leadership and we are committed to a smooth transition, as we move toward full collaboration and integration with our award-winning Mosaic platforms.”

Together, ADTRAN Mosaic and Smart OS provide full end-to-end management and orchestration solutions from cloud edge to subscriber edge. Service providers understand that bandwidth must now be delivered not only to the doorstep but down to every device within a home to meet consumer expectations. This acquisition emphasizes ADTRAN’s commitment to helping broadband providers lower operating expenses and connect everyone, everywhere and everything—the internet the way it should be.

Industry analysts forecast exponential growth in the fiber access market, driven by greater broadband requirements for connected homes and businesses. According to IDC’s Worldwide Quarterly Smart Home Device Tracker, all categories of smart home devices are expected to deliver double-digit growth through 2022. The timing of this acquisition positions ADTRAN and SmartRG to capitalize on two important global market trends.

“As fiber-based, virtually future-proof residential networks become a reality and bandwidth is no longer the gating factor, value creation will come from the ability to optimize the subscriber experience,” SmartRG President and CEO Jeff McInnis said. “Our ability to deliver against this need will enable ADTRAN and SmartRG customers to lower costs, simplify and scale networks and grow revenue by creating higher-value and lasting relationships with their customers.”

SmartRG counts more than 3 million devices in service and over 1.3 million devices under management in North America, the Caribbean and South America. The company expects to scale and drive growth through its differentiated software solutions as more customers shift from closed, proprietary options to SmartOS—its open-source-based, cloud-enabled solution suite.

As the market has shifted toward Software-Defined Networking (SDN), both ADTRAN and SmartRG have delivered market-defining solutions based on open, programmable and scalable designs that interoperate and manage other devices. The combination of ADTRAN and SmartRG will enable broadband providers to improve subscriber experience from the access network into any home or business. Both companies are also philosophically aligned around the need to design for and support third party devices to give operators greater flexibility.

About SmartRG

SmartRG Inc. offers the best whole-home Wi-Fi service delivery platform in its class. Its innovative technology and elegant designs help broadband operators migrate, manage and monetize the increasingly connected home experience while exceeding subscriber expectations. For more information, visit SmartRG.com.

About ADTRAN

ADTRAN, Inc. is the leading global provider of networking and communications equipment. ADTRAN’s products enable voice, data, video and internet communications across a variety of network infrastructures. ADTRAN solutions are currently in use by service providers, private enterprises, government organizations and millions of individual users worldwide. For more information, please visit ADTRAN.com, LinkedIn and Twitter.